Exhibit 10.1
Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
June 3, 2010
Donald E. Foley
12 Mead Mews
Cos Cob, CT 06807
Dear Don:
On behalf of the board of directors (the “Board”) of Wilmington Trust Corporation (the “Company”), I am happy to offer you the position of Chief Executive Officer of the Company.
In your role as Chief Executive Officer of the Company, you will be reporting to the Board. Your employment with the Company will commence on June 3, 2010. The key financial terms of this offer are set forth on the exhibit attached to this letter.
Please keep in mind, however, that the Board reserves the right to change your compensation and benefits if the Board determines that such a change is in the best interests of the Company and its stockholders. In addition, all payments and benefits that the Company provides you must be consistent with all laws and regulations, including but not limited to, all applicable compensation restrictions promulgated under the Troubled Asset Relief Program (“TARP”) and the Capital Purchase Program (“CPP”), and will be subject to the terms, conditions, and limitations of the applicable benefit plan. Your employment with the Company is conditioned upon your agreement to comply with all applicable TARP and CPP requirements (including the obligation to repay any amounts paid or benefits provided to you that are later determined to be in violation of any such requirements) and all other filings, procedures and obligations.
This letter does not constitute an employment agreement, and your employment with the Company, if you decide to accept this offer, will be “at-will”. This offer will expire on June 3, 2010.
We are excited about the prospect of you becoming the Chief Executive Officer of the Company, and we very much look forward to welcoming you to the Company as Chief Executive Officer.

Please sign and return this offer letter as confirmation of your acceptance of the terms set out above. This offer becomes official only after it is accepted by you, whereupon it will become an event requiring public disclosure.

Sincerely, /s/ R. Keith Elliott

R. Keith Elliott
Chairman of the Compensation Committee
Wilmington Trust Company
I hereby acknowledge and agree:
/s/ Donald Foley                             date   6/3/10
Donald Foley

Compensation Exhibit
•	Base salary: $1,200,000 per annum, which will be paid periodically in accordance with the Company’s normal payroll policies in the form of cash.
•	Long term incentive: Annual grant of restricted stock, targeted at $600,000 per annum (but in no event more than 33 1/3% of your annual compensation). This amount and the terms of each grant can be variable each year based on the level of target compensation and on the performance of Wilmington Trust as determined by the Compensation Committee of the Board. The $600,000 grant for 2010 will occur on the day you become employed by the Company and will vest 60% on 3rd anniversary of date of grant, 20% on each of 4th and 5th anniversaries of date of grant; vesting subject to TARP and/or CPP restrictions.
•	Signing Bonus: A signing bonus of $1.75 million will be provided. $450,000 will be paid in cash on your first day of employment. The remaining $1.3 million will be paid to you in the form of a one time grant of restricted shares of the Company stock on your first day of employment (the “Signing Grant”). The Signing Grant will be subject to the terms and conditions set forth in a restricted stock award agreement, which will provide that, to the extent permitted by TARP and/or the CPP, the Signing Grant will be subject to transfer restrictions for the three year period following the date of grant. In the event that your employment with the Company terminates by the Company without “Cause,” or as a result of your death or “Disability” (each as defined in the Severance Agreement between the Company and you), the Signing Grant will no longer be subject to the transfer restrictions described above during the three year period following the date of grant, to the extent allowable by TARP and/or the CPP. The restricted shares granted as part of the Signing Grant are excluded from SERP consideration.
•	Pension plans (qualified and Supplemental Executive Retirement Plan (“SERP”)): Consistent with Company policy and the plans; benefit is equal to 2% of the average of the highest five years of base and bonus, multiplied by the number of years of service (up to 30 years). Solely for the purpose of determining retirement eligibility (Normal and Early) and vesting in any SERP benefit that may accrue and to the extent permitted by TARP and/or the CPP, the Company shall credit you with 14 years of service on your first day of employment with the Company. For purposes of the SERP, “Average Annual Compensation” shall mean Compensation for the highest paid five (5) years, or actual years served if termination occurs prior to the participant completing five years, of the final ten (10) years of the Participant’s employment with the Company.

•	Relocation: Company will cover your housing in a hotel in Delaware of the Company’s choice for one month and will then pay for corporate housing in Delaware for up to five months thereafter; if you cannot sell your home in Connecticut after six months, the Company will buy your house from you, based on the average value determined following three appraisals performed by appraisers selected by the Company. While employed by the Company, you are highly encouraged to live in the state of Delaware.
•	401(k) plan: Consistent with the plan; you can contribute 1-25% of your base salary(up to IRS limit); the Company will match 50% of the first 6% of your contribution.
•	Change in control severance agreement: The Company will enter into a change in control severance agreement that will become effective once permitted under TARP, the CPP and other applicable laws and regulations and that is substantially similar to the Severance Agreement executed between the Company and its previous Chief Executive Officer.
•	Local eating club: Consistent with Company policy.
•	Director and officer liability insurance: Consistent with Company policy.
•	Vacation: Consistent with Company policy.
•	Health and welfare benefits: Consistent with Company policy.